Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 18, 2010, with respect to the consolidated financial statements of ALMA MARITIME LIMITED (a Development Stage Company) (which report expressed an unqualified opinion and contains an explanatory paragraph relating to substantial doubt about ALMA MARITIME LIMITED’s ability to continue as a going concern) contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton S.A.

GRANT THORNTON S.A.

Athens, Greece

March 18, 2010